Exhibit (10)(iv)

COOPER TIRE & RUBBER COMPANY

CHANGE IN CONTROL SEVERANCE PAY PLAN

Confidentiality and Non-Compete Agreement

WHEREAS, the Executive’s employment has been terminated in accordance with Section 4(b) or (c) of the Cooper Tire & Rubber Company Change in Control Severance Pay Plan, (amended and restated as of August 4, 2010 ) (the “Plan”); and

WHEREAS, the Executive is required to sign this Confidentiality and Non-Compete Agreement (“Agreement”) in order to receive the Severance Compensation and the other benefits described in the Plan.

NOW THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Executive agrees as follows:

1.	Effective Date of Agreement. This Agreement is effective on the date set forth below and will continue in effect as provided herein.

2.	Confidentiality; Confidential Information. In consideration of the payments to be made and the benefits to be received by the Executive pursuant to the Plan:

(a)	The Executive acknowledges and agrees that in the performance of his duties as an employee of the Cooper Tire & Rubber Company (the “Company”) or an Affiliated Employer, he was brought into frequent contact with, had access to, and became informed of confidential and proprietary information of the Company and the Affiliated Employers and/or information which is a trade secret of the Company and/or an Affiliated Employer (collectively, “Confidential Information”), as more fully described in Subsection (b) of this Section. The Executive acknowledges and agrees that the Confidential Information of the Company and the Affiliated Employers gained by the Executive during his association with the Company and the Affiliated Employers was developed by and/or for the Company and the Affiliated Employers through substantial expenditure of time, effort and money and constitutes valuable and unique property of the Company and the Affiliated Employers.

(b)	The Executive will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available, use or suffer to be used in any manner any Confidential Information of the Company or an Affiliated Employer without limitation as to when or how the Executive may have acquired such Confidential Information. The Executive specifically acknowledges that Confidential Information includes any and all information, whether reduced to writing (or in a form from which information can be obtained, translated, or derived into reasonably usable form), or maintained in the mind or memory of the Executive and whether compiled or created by the Company or an Affiliated Employer, which derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from the disclosure or use of such information, that reasonable efforts have been put forth by the Company and the Affiliated Employers to maintain the secrecy of Confidential Information, that such Confidential Information is and will remain the sole property of the Company and the Affiliated Employers, and that any retention or use by the Executive of Confidential Information after the termination of the Executive’s employment with and services for the Company and the Affiliated Employers shall constitute a misappropriation of the Company’s Confidential Information.

(c)	The Executive further agrees that he shall return, within ten (10) days of the effective date of his termination as an employee of the Company and the Affiliated Employers, in good condition, all property of the Company and the Affiliated Employers then in his possession, including, without limitation, whether in hard copy or in any other media (i) property, documents and/or all other materials (including copies, reproductions, summaries and/or analyses) which constitute, refer or relate to Confidential Information of the Company or an Affiliated Employer, (ii) keys to property of the Company or an Affiliated Employer, (iii) files and (iv) blueprints or other drawings.

(d)	The Executive further acknowledges and agrees that his obligation of confidentiality shall survive until and unless such Confidential Information of the Company or an Affiliated Employer shall have become, through no fault of the Executive, generally known to the public or the Executive is required by law (after providing the Company with notice and opportunity to contest such requirement) to make disclosure. The Executive’s obligations under this Section are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which the Executive may have to the Company and the Affiliated Employers under general legal or equitable principles or statutes.

3.	Non-Compete. The Executive agrees that he will not, without prior Committee Action, for the period equal to the Executive’s Multiple number of year or years utilized in the determination of Severance Pay in Section 1(b) of Exhibit A of the Plan (the “Non-Compete Period”), engage in Competitive Activity, as hereafter defined.

4.	Non-Solicitation. The Executive further agrees that he will not, directly or indirectly, during the Non-Compete Period:

(a)	induce or attempt to induce customers, business relations or accounts of the Company or any of the Affiliated Employers to relinquish their contracts or relationships with the Company or any of the Affiliated Employers; or

(b)	solicit, entice, assist or induce other employees, agents or independent contractors to leave the employ of the Company or any of the Affiliated Employers or to terminate their engagements with the Company and/or any of the Affiliated Employers or assist any competitors of the Company or any of the Affiliated Employers in securing the services of such employees, agents or independent contractors.

5.	Definitions. For purposes of this Agreement, “Competitive Activity” means the Executive’s participation, without the written consent of any one of the Chairman, Chief Executive Officer, or Chief Operating Officer, if any, of the Company, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company or any Affiliated Employer and such enterprise’s sales of any product or service competitive with any product or service of the Company or any Affiliated Employer amounted to 5% of such enterprise’s net sales for its most recently completed fiscal year and if the Company’s net sales of said product or service amounted to 5% of, as applicable, the Company’s or Affiliated Employer’s net sales for its most recently completed fiscal year. “Competitive Activity” will not include (i) the mere ownership of 5% or more of securities in any such enterprise and the exercise of rights appurtenant thereto or (ii) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise. Capitalized terms in this Agreement shall have the definitions contained in the Plan.

6.	Other Agreements. The confidentiality, non-compete and non-solicitation covenants contained herein shall not supersede, repeal, replace, limit, amend or otherwise modify any such covenants by Executive contained in any other agreements, which other covenants will continue in full force and effect; it being understood and agreed that all such covenants under this agreement and all other agreements shall apply concurrently.

IN WITNESS WHEREOF, the Executive has executed and delivered this Agreement on the date set forth below.

Dated:
[ ] Executive

3